Exhibit 99.1

3D Printing CNC Machining Sheet Metal Fabrication Injection Molding

Protolabs Announces $50 Million Increase to Stock Repurchase Authorization

MAPLE PLAIN, MINN.—December 10, 2021— Protolabs (NYSE: PRLB) announced today that on December 8, 2021 its Board of Directors approved a $50 million increase in its authorized stock repurchase program currently in effect, with an expiration date of December 31, 2023. This authorization increases the stock repurchase program to $150 million. As of December 7, 2021, Protolabs had repurchased an aggregate dollar value of $87 million, resulting in $63 million remaining available to purchase common stock under the expanded stock repurchase program.

Under this authorization, Protolabs is not required to purchase shares, but may choose to do so in the open market or through private transactions at times and amounts determined by the company based on its evaluation of market conditions and other factors.

Protolabs’ capital allocation strategy remains unchanged. Protolabs prioritizes organic investment to enhance its platform and capacity with a focus on serving customers with world class lead times. The company also invests in research and development to expand and enhance its envelope of service offerings to meet additional customer needs. Next, Protolabs looks for potential strategic acquisition opportunities that further the company’s growth strategy. Finally, the company provides the return realized by these investments to its shareholders through opportunistic stock repurchases.

About Protolabs

Protolabs is the world’s leading provider of digital manufacturing services. The e-commerce-based company offers injection molding, CNC machining, 3D printing, and sheet metal fabrication to product developers, engineers, and supply chain teams across the globe. Protolabs serves customers using in-house production capabilities that bring unprecedented speed in tandem with Hubs, a Protolabs Company, which serves customers through its network of premium manufacturing partners. Together, they help companies bring new ideas to market with the fastest and most comprehensive digital manufacturing service in the world. Visit protolabs.com for more information.

3D Printing CNC Machining Sheet Metal Fabrication Injection Molding

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Protolabs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Protolabs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Protolabs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Protolabs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:
Protolabs
Dan Schumacher, 763-479-7240
Interim Chief Financial Officer
daniel.schumacher@protolabs.com

Media Contact:

Protolabs

Will Martin, 763-479-7719

Director of Marketing Communications

will.martin@protolabs.com